EXHIBIT 23

CONSENT OF INDEPENDENT

CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

NeoRx Corporation:

We consent to incorporation by reference in the registration statements (Nos. 333-65862, 333-35442, 333-43712, and 333-45398) on Form S-3 and in the registration statements (Nos. 333-71368, 33-43860, 33-46317, 33-87108, 333-32583 and 333-41764) on Form S-8 of NeoRx Corporation, of our report dated January 25, 2002, relating to the consolidated balance sheets of NeoRx Corporation and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of NeoRx Corporation.

/s/ KPMG LLP

Seattle, Washington

March 27, 2002